UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): May 26, 2015

RESTORATION HARDWARE HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-35720	45-3052669
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

15 Koch Road, Suite K, Corte Madera, California		94925
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (415) 924-1005

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events

On May 26, 2015, the compensation committee of the board of directors of Restoration Hardware Holdings, Inc. (the “Company”) approved the annual base salary and bonus scale for fiscal year 2015 for Gary Friedman, the Company’s Chairman and Chief Executive Officer. The compensation committee determined that Mr. Friedman’s annual base salary for fiscal year 2015 would remain the same as his annual base salary for fiscal year 2014, and that Mr. Friedman’s bonus scale under the Company’s Leadership Incentive Program, or LIP, for fiscal year 2015 will be as follows: (i) at an achievement level of below 20%, Mr. Friedman’s bonus as a percentage of his base salary will be 0%, (ii) at an achievement level of 20%, Mr. Friedman’s bonus as a percentage of his base salary will be 20%, (iii) at an achievement level of 100%, Mr. Friedman’s bonus as a percentage of his base salary will be 125%, and (iv) at an achievement level of 200%, Mr. Friedman’s bonus as a percentage of his base salary will be 250%. The exact amount of the bonus payable under the LIP is based on the level of achievement of the Company’s financial objectives under the LIP, with the exact bonus amount determined on a sliding scale based on the actual achievement level of such financial objectives. Mr. Friedman’s bonus scale for fiscal year 2015 remains the same as his bonus scale for fiscal year 2014 at the 20% and below achievement levels. Above the 20% achievement level, Mr. Friedman’s bonus scale has increased by up to 25% from his bonus scale for fiscal year 2014 depending on the actual achievement level obtained.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RESTORATION HARDWARE HOLDINGS, INC.

Dated: May 28, 2015	By:	/s/ Karen Boone
Karen Boone
Chief Financial & Administrative Officer